Exhibit 7

[Jones, Simkins letterhead]

Securities & Exchange Commission

Washington D.C. 20549

Ladies and Gentlemen:

We have read Alpine Air Express, Inc.'s statements included under Item 4.02 of its Form 8-K dated January 15, 2010, and we agree with such statements.

We have no basis to agree or disagree with other statements of the Registrant included under Item 5.02.

Sincerely,

/s/Jones Simkins, P.C.

JONES SIMKINS, P.C.

January 20, 2010